ITEM 77Q2 – SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE:

Tri-Continental Corp.

Due to administrative oversight, a Form 3 for Mr. Anthony Haugen (Vice President and Chief Financial Officer of the Manager) required to be filed in December 2016 was filed late.